Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AudioCodes Ltd. pertaining to the AudioCodes Ltd. 2008 Equity Incentive Plan of our report dated March 7, 2007 relating to our audit of the consolidated financial statements of Nuera Communications, Inc. at December 31, 2006 and for the period July 6, 2006 through December 31, 2006 included in the Annual Report on Form 20-F of AudioCodes Ltd. for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on June 27, 2007.

/s/ SQUAR, MILNER, PETERSON, MIRANDA AND WILLIAMSON, LLP

SQUAR, MILNER, PETERSON, MIRANDA AND WILLIAMSON, LLP

San Diego, California
June 30, 2009